Exhibit 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934
As of the end of the period covered by the most recent Annual Report on Form 10-K of Liberty Global Ltd. (Liberty Global, we or our Company), our Company had three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the Exchange Act): (1) Liberty Global Class A Common Shares, par value $0.01 per share (the Liberty Global Class A Common Shares), (2) Liberty Global Class B Common Shares, par value $0.01 per share (the Liberty Global Class B Common Shares) and (3) Liberty Global Class C Common Shares, par value $0.01 per share (the Liberty Global Class C Common Shares, and together with the Liberty Global Class A Common Shares and the Liberty Global Class B Common Shares, the Liberty Global Common Shares).

The following description of Liberty Global Common Shares is a summary and does not purport to be complete. The statements herein are qualified in their entirety by reference, and are subject, to the detailed provisions of the Liberty Global Bye-laws, as well as the Companies Act 1981 of Bermuda, as may be amended or replaced from time to time (the Bermuda Companies Act). You are encouraged to read the Liberty Global Bye-laws in their entirety.

Issuance of Preference Shares

Pursuant to Bermuda law and the Liberty Global Bye-laws, our board of directors may, if authorized by a resolution of (but subject to the provisions described in “Variation of Class Rights” below) the Liberty Global shareholders, divide our shares into several classes and attach thereto respectively any preferential, deferred, qualified or special rights, privileges or conditions.

Dividend Policy

Liberty Global has not adopted a dividend policy with respect to future dividends and does not currently intend to pay cash dividends on the Liberty Global Common Shares. Any future determination related to Liberty Global’s dividend policy will be made at the discretion of our board of directors and will depend upon, among other factors, Liberty Global’s results of operations, financial condition, capital requirements, contractual restrictions, business prospects and other factors that our board of directors may deem relevant.

Voting Rights

Unless otherwise specified in the Liberty Global Bye-Laws Holders of Liberty Global Class A Common Shares and Liberty Global Class B Common Shares will vote together as a single class on all matters submitted to a vote of the Liberty Global shareholders. Holders of Liberty Global Class A Common Shares are entitled to one vote per Liberty Global Class A Common Share. Holders of Liberty Global Class B Common Shares are entitled to 10 votes per Liberty Global Class B Common Share. Holders of Liberty Global Class C Common Shares are not entitled to any votes in respect of their Liberty Global Class C Common Shares except (a) on certain matters (including Covered Transactions, as defined below) for which express provision is made in the Liberty Global Bye-laws, in which case the Liberty Global Class C Common Shares shall carry such voting rights as specified in the relevant bye-law, or (b) unless a right to vote is required under applicable law, in which case holders of Liberty Global Class C Common Shares will vote as a single class with the holders of Liberty Global Class A Common Shares and Liberty Global Class B Common Shares and will be entitled to 1/100th of a vote on such matter per Liberty Global Class C Common Share. Unless otherwise specified by the Liberty Global Bye-laws or the Bermuda Companies Act, at any general meeting duly called and held at which a quorum is present, a resolution of shareholders shall require the affirmative vote of a majority of the votes cast by the total voting power of the issued and outstanding voting shares (voting as a single class) present in person or by proxy at the meeting and entitled to vote on the subject matter.

Dividends and Distributions

General

Under Bermuda law, a company may not declare or pay dividends if there are reasonable grounds for believing that: (a) the company is, or would after the payment be, unable to pay its liabilities as they become due, or (b) the realizable value of its assets would thereby be less than its liabilities.

Under the Liberty Global Bye-laws, for any dividend that is not a Share Distribution (as defined below), each class of Liberty Global Common Shares is entitled to the same dividend per share as any other class of Liberty Global Common Shares. A Share Distribution is defined as a dividend or distribution (including a distribution made in connection with any share subdivision, bonus issue, consolidation, reclassification, recapitalization, dissolution, winding up or full or partial liquidation of Liberty Global) payable in shares of any class or series of share capital, convertible securities or other securities of Liberty Global or any other person.

Unless otherwise approved by an affirmative vote of at least three-fourths (75 percent) of our board of directors and a resolution of Liberty Global shareholders, any Share Distribution may only be paid as follows:

(1) a Share Distribution: (a) consisting of Liberty Global Class C Common Shares (or securities convertible therefor) to holders of Liberty Global Class A Common Shares, Liberty Global Class B Common Shares and Liberty Global Class C Common Shares, on an equal per share basis, or (b) consisting of: (i) Liberty Global Class A Common Shares (or securities convertible therefor, other than, for the avoidance of doubt, Liberty Global Class B Common Shares) to holders of Liberty Global Class A Common Shares, on an equal per share basis, (ii) Liberty Global Class B Common Shares (or securities convertible therefor) to holders of Liberty Global Class B Common Shares, on an equal per share basis, and (iii) Liberty Global Class C Common Shares (or securities convertible therefor) to holders of Liberty Global Class C Common Shares, on an equal per share basis; and

(2) a Share Distribution consisting of any class or series of securities of Liberty Global or any other person, other than Liberty Global Class A Common Shares, Liberty Global Class B Common Shares or Liberty Global Class C Common Shares (or securities convertible therefor) on the basis of a distribution of: (a) identical securities, on an equal per share basis, to holders of Liberty Global Class A Common Shares, Liberty Global Class B Common Shares and Liberty Global Class C Common Shares, or (b) separate classes or series of securities, on an equal per share basis, to holders of each such class of Liberty Global Common Shares, or (c) a separate class or series of securities to the holders of one or more class of Liberty Global Common Shares and, on an equal per share basis, a different class or series of securities to the holders of all other classes of Liberty Global Common Shares, provided that, in the case of (b) or (c) above, the securities so distributed (or the underlying securities of such securities) do not differ in any respect other than their relative voting rights (and related differences in designation, conversion and Share Distribution provisions, as applicable), with the holders of Liberty Global Class B Common Shares receiving securities of the class or series having the highest relative voting rights and the holders of each other class of Liberty Global Common Shares receiving securities of the class or series having lesser relative voting rights, and provided further that, if different classes or series of securities are being distributed to holders of Liberty Global Class A Common Shares and Liberty Global Class C Common Shares, then such securities shall be distributed either as determined by our board of directors or such that the relative voting rights (and any related differences in designation, conversion and Share Distribution provisions, as applicable) of the class or series of securities to be received by the holders of Liberty Global Class A Common Shares and Liberty Global Class C Common Shares correspond, to the extent practicable, to the relative voting rights (and any related differences in designation, conversion and Share Distribution provisions, as applicable) of each such class of Liberty Global Common Shares.

Bonus Issues

Pursuant to the Liberty Global Bye-laws, our board of directors may capitalize any part of the amount of Liberty Global’s share premium or other reserve accounts or any amount credited to Liberty Global’s profit and loss account or otherwise available for distribution by applying such amount in paying up unissued shares to be allotted as fully paid bonus shares pro rata (except in connection with the conversion of shares from one class to shares of another class) to the Liberty Global shareholders, and such Share Distribution will be paid as set forth above under “Dividends and Distributions—General”.

Conversion

Each Liberty Global Class B Common Share is convertible, at the option of the holder, into one Liberty Global Class A Common Share. Liberty Global Class A Common Shares and Liberty Global Class C Common Shares are not convertible into any other class of Liberty Global Common Shares.

Sub-Division and Combination

Unless otherwise resolved by resolution adopted by the affirmative vote of not less than three-fourths (75 percent) of the members of our board of directors, we may not subdivide or consolidate a class of issued Liberty Global Common Shares without subdividing or consolidating each other class of issued Liberty Global Common Shares on an equal per share basis.

Variation of Class Rights

If at any time the capital of Liberty Global is divided into different classes of shares, all or any of the rights attached to any existing class may from time to time be varied or abrogated, either while Liberty Global is a going concern or during or in contemplation of winding up: (a) in the case of any class of capital of Liberty Global other than the Liberty Global Class A Common Shares, the Liberty Global Class B Common Shares and the Liberty Global Class C Common Shares, in such manner (if any) as may be provided by any instrument establishing those rights, including any amendment to the Liberty Global Bye-laws, or (b) in the case of the Liberty Global Class A Common Shares, the Liberty Global Class B Common Shares and the Liberty Global Class C Common Shares, with the approval of a resolution passed by the majority of the votes cast at a separate meeting of the holders of the shares of the class to which the variation or abrogation relates, at which the quorum shall be two persons holding or representing by proxy at least one-third of the issued shares of the class.

In addition, the Liberty Global Bye-laws provide that, unless otherwise expressly provided by the rights attached to any share or class of shares, the issuance of further shares ranking pari passu with, or subsequent to, a share or class of shares, the purchase or redemption by Liberty Global of any of its own shares and any alteration of capital permitted by Bermuda law and the Liberty Global Bye-laws shall be deemed not to vary or abrogate rights attaching to any shares or classes of shares of Liberty Global.

Meetings of Shareholders

Under Bermuda law, a company is required to convene at least one general meeting of shareholders each calendar year (the annual general meeting). Bermuda law provides that a special general meeting of shareholders may be called by the board of a company and must be called upon the request of shareholders holding not less than 10 percent of the paid-up capital of the company carrying the right to vote at general meetings. Bermuda law also requires that shareholders be given at least five days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Under the Liberty Global Bye-laws, Liberty Global shareholders may not act by written consent.

The Liberty Global Bye-laws provide that our board of directors must convene an annual general meeting and may convene a special general meeting whenever in their judgment such a meeting is necessary. Under the Liberty Global Bye-laws, at least 10 days’ but no more than 60 days’ notice of an annual general meeting or a special general meeting must be given to each Liberty Global Shareholder entitled to vote at such meeting, unless a different period is prescribed by law.

Board of Directors—Number and Classification

The Liberty Global Bye-laws provide that our board of directors will consist of no fewer than two directors and no greater than 15 directors, or such greater number as our board of directors may determine by resolution of the affirmative vote of not less than 66 percent of the directors then in office.

Our board of directors is divided into three classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. At each annual general meeting (other than the annual general meeting in the year of Liberty Global’s incorporation), successors to the class of directors whose term expires at the annual general meeting will be elected for a three-year term. The directors of each class will hold office until the expiration of the term of such class and until their respective successors are elected and qualified or until such director’s earlier death, resignation or removal.

Amendment of Memorandum of Association and Bye-laws

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders, and that a company’s bye-laws may be amended by a resolution of its board and a resolution passed at a general meeting of shareholders. Under the Liberty Global Bye-laws, the affirmative vote of the holders of a majority of the total voting power of the issued and outstanding voting shares entitled to vote thereon, voting as a single class, is required in order for Liberty Global to take any action to authorize the amendment of the Liberty Global Bye-laws (except that the amendment of (a) certain “special” bye-laws (as described in further detail below) requires the affirmative vote of not less than three-fourths (75 percent) of the directors and the affirmative vote of the holders of at least three-fourths (75 percent) of the total voting power of the then issued and outstanding voting shares entitled to vote thereon, voting as a single class and (b) bye-law 13.1 in relation to the variation of class rights and bye-law 34.3 in relation to Covered Transactions (together with bye-law 33.2 which governs the requirement for amendments to bye-laws 13.1 and 34.3) requires the approval by a majority of the votes cast by the outstanding Liberty Global Class A Common Shares, Liberty Global Class B Common Shares and Liberty Global Class C Common Shares, each voting separately as a class). See “Supermajority Shareholder Voting Provisions” below.

Under Bermuda law, the holders of an aggregate of not less than 20 percent in par value of a company’s issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment that alters or reduces a company’s share capital as provided in the Bermuda Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Supreme Court of Bermuda. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

Supermajority Shareholder Voting Provisions

The affirmative vote of the holders of a majority of the total voting power of the issued and outstanding voting shares entitled to vote thereon, voting as a single class, together with a resolution of our board of directors, is required to amend, alter or repeal any provision of the Liberty Global Bye-laws or to add or insert any other provision in the Liberty Global Bye-laws, other than in respect of a “special” bye-law (as described in further detail below).

Approval by a resolution of our board of directors including the affirmative vote of not less than three-fourths (75 percent) of the directors then in office and the affirmative vote of the holders of at least three-fourths (75 percent) of the total voting power of the then issued and outstanding voting shares entitled to vote thereon, voting as a single class at a meeting specifically called for such purpose, are required in order for Liberty Global to amend, alter or repeal certain “special” bye-laws (i.e., bye-laws relating to: (a) rights attaching to shares, (b) conversion rights, (c) dividends and Share Distributions, (d) special general meetings requisitioned by shareholders, (e) written shareholder resolutions, (f) mergers, amalgamations and consolidations (other than Covered Transactions), (g) election of directors, (h) number of directors, (i) term and classes of directors, (j) making changes to certain bye-laws specifying a corporate action requiring a supermajority shareholder voting threshold, and (k) making changes to certain shareholder voting thresholds).

Under the Liberty Global Bye-laws, if more than 66 percent of Liberty Global’s directors then in office vote affirmatively to approve a merger, amalgamation or consolidation (other than a Covered Transaction), then the affirmative vote of a majority of the total voting power of the issued and outstanding shares entitled to vote at the general meeting, voting together as a single class, is required to approve such merger, amalgamation or consolidation. If 66 percent or less of Liberty Global’s directors then in office do not vote affirmatively to approve a merger, amalgamation or consolidation (other than a Covered Transaction), then the affirmative vote of more than 66 percent of the total voting power of the issued and outstanding shares entitled to vote at the general meeting, voting together as a single class, is required to approve such merger, amalgamation or consolidation.

Under the Liberty Global Bye-laws, in order to authorize a Covered Transaction, the following procedures are required to be followed for a Covered Transaction to be validly authorized: (a) if our board of directors determines, acting reasonably, that a proposed transaction may constitute a Covered Transaction, our board of directors must form an Independent Committee, (b) the Independent Committee will be granted the authority, on behalf of our board of directors, to determine whether a proposed transaction is a Covered Transaction and to negotiate the terms and conditions of the Covered Transaction and to determine whether to recommend such proposed Covered Transaction, and such determination(s) will be final, and (c) after determination by the Independent Committee that a transaction is a Covered

Transaction, the proposed Covered Transaction will need to be approved by a majority of the members of the Independent Committee, a majority of the members of our board of directors and by a majority of the votes cast by the outstanding Liberty Global Class A Common Shares, Liberty Global Class B Common Shares and Liberty Global Class C Common Shares (which Liberty Global Class C Common Shares will for these purposes only have one vote per share), in each case, by those Liberty Global shareholders of a class present and voting at a separate class meeting for each class convened for purposes of approving such Covered Transaction; provided that any shares held, directly or indirectly, by the Controlled Acquiror proposing the Covered Transaction will not count towards quorum, will not be entitled to vote and will be excluded from determining the requisite majority and the shares entitled to vote, but shares held by a Significant Shareholder or any director or executive officer that owns an interest in such Controlled Acquiror may be voted and will be included in determining the requisite majority and the shares entitled to vote.

For purposes of the foregoing:

Controlled Acquiror is defined as a person, other than Liberty Global or one of its subsidiaries, in which (a) a director of Liberty Global, (b) an executive officer of Liberty Global or (c) a Significant Shareholder, in each case, owns, individually or together with one or more other directors, executive officers of Liberty Global or Significant Shareholders, more than 25 percent of the total voting power of the issued and outstanding shares of such person entitled to vote at a general meeting and who is not, as of such date, as reasonably determined by Liberty Global, eligible to make filings on Schedule 13G under the Securities Exchange Act of 1934, as amended (the U.S. Exchange Act) with respect to the beneficial ownership (as such term is defined under the U.S. Exchange Act) of shares of Liberty Global held by such shareholder.

Covered Transaction is defined as (a) a merger, consolidation or amalgamation, in each case, proposed by a Controlled Acquiror pursuant to Section 104, 104A, 104B or 104H of the Bermuda Companies Act, as a result of which the Liberty Global shareholders immediately prior to the consummation of such Covered Transaction cease to own, immediately following the consummation of such Covered Transaction a majority of the total voting power of (i) the surviving or amalgamated company or Liberty Global, as the case may be, or (ii) if the surviving or amalgamated company or Liberty Global, as the case may be, is a wholly owned subsidiary of another corporation immediately following such merger or amalgamation, the ultimate parent corporation of such surviving or amalgamated corporation or Liberty Global, as the case may be, in such Covered Transaction; provided that any voting power held, directly or indirectly, by any Significant Shareholder and any director or executive officer of Liberty Global, in each case, whose ownership of voting power of a person results in such person becoming the Controlled Acquiror will be taken into account in determining whether the Liberty Global shareholders hold a majority of the total voting power of the applicable person immediately following the consummation of the Covered Transaction or (b) the sale, lease, transfer, conveyance or other disposition (other than by way of a merger, consolidation or amalgamation) in one or a series of related transactions, of substantially all of the assets of Liberty Global to a Controlled Acquiror.

Independent Committee is defined as a committee of our board of directors of at least three directors, comprised solely of members of our board of directors who are independent from both Liberty Global and the proposed Covered Transaction.

Significant Shareholder is defined as, as of the date of the execution of a definitive agreement with respect to a Covered Transaction, a Liberty Global shareholder who, directly or indirectly, through one or more intermediaries, owns more than 25 percent of the total voting power of the issued and outstanding shares entitled to vote at a general meeting of Liberty Global and who is not, as of such date, as reasonably determined by Liberty Global, eligible to make filings on Schedule 13G under the U.S. Exchange Act with respect to the beneficial ownership (as such term is defined under the U.S. Exchange Act) of shares of Liberty Global held by such shareholder.

Takeovers

Under Bermuda law, an acquiring party is generally able to ensure it acquires all of the issued and outstanding shares of a company in the following ways:
•By a procedure under the Bermuda Companies Act known as a “scheme of arrangement.” A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of shares representing in the aggregate a majority in number and at least 75 percent in par value of the shareholders present and voting at a court ordered meeting or meetings held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of shares could be compelled to sell their shares under the terms of the scheme of arrangement.
•By acquiring pursuant to a tender offer 90 percent of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90 percent or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, by notice acquire the shares of any nontendering shareholder on the same terms as the original offer unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.
•Where the acquiring party or parties hold not less than 95 percent of the shares or a class of shares of the company, by acquiring, pursuant to a notice given to the remaining shareholders or class of shareholders, the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.
Shareholder Suits

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved the act.

When the affairs of a company are being conducted in a manner that is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

The Liberty Global Bye-laws contain a provision by virtue of which the Liberty Global shareholders waive any claim or right of action that they have, both individually and on Liberty Global’s behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer.

Limitation on Liability and Indemnification

Section 98 of the Bermuda Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Bermuda Companies Act. The Liberty Global Bye-laws contain a general waiver by shareholders for any claim or right of action a shareholder might have (whether individually or by or in the right of the company) against any director or officer of the company arising from any action or inaction by such director or officer in the performance of their duties for Liberty Global or any of Liberty Global’s direct or indirect subsidiaries (but excluding any matter involving fraud or dishonesty). Consequently, this waiver limits the right of shareholders to assert claims against Liberty Global’s officers and directors unless the act or failure to act involves fraud or dishonesty.

The Liberty Global Bye-laws provide that Liberty Global will indemnify Liberty Global’s officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty, and that Liberty Global will advance funds to Liberty Global’s officers and directors for expenses incurred in their defense upon receipt of an undertaking by the applicable officer or director to repay the funds if any allegation of fraud or dishonesty is proved.

Section 98A of the Bermuda Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director.

Transfers of Shares

Where Liberty Global’s shares are listed or admitted to trading on any appointed stock exchange, such as Nasdaq, they will be transferred in accordance with the rules and regulations of such exchange.

Certain Provisions of Bermuda Law

Liberty Global is designated by the Bermuda Monetary Authority (the BMA) as a non-resident for Bermuda exchange control purposes. This designation allows Liberty Global to engage in transactions denominated in currencies other than the Bermuda dollar, and there are no restrictions on Liberty Global’s ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to residents and non-residents of Bermuda who are holders of Liberty Global Common Shares.

The BMA, pursuant to its statement of June 1, 2005, has given its general permission under the Exchange Control Act 1972 (the Exchange Control Act) and related regulations for the issue and free transferability of all of Liberty Global’s equity securities and non-equity securities (which would collectively include the Liberty Global Common Shares) to and between residents and non-residents of Bermuda for exchange control purposes, provided at least one class of Liberty Global Common Shares remains listed on an appointed stock exchange, which includes Nasdaq. Approvals or permissions given by the BMA do not constitute a guarantee by the BMA do not constitute a guarantee by the BMA as to Liberty Global’s performance or creditworthiness. Accordingly, in giving such consent or permissions, neither the BMA nor the Registrar of Companies in Bermuda is liable for the financial soundness, performance or default of Liberty Global’s business. Certain issues and transfers of common shares involving persons deemed resident in Bermuda for exchange control purposes require the specific consent of the BMA.

In accordance with Bermuda law, share certificates are issued only in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, Liberty Global is not bound to investigate or see to the execution of any such trust.

Liquidation

In the event of a liquidation, winding-up or dissolution of Liberty Global, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, the holders of Liberty Global Class A Common Shares, Liberty Global Class B Common Shares and Liberty Global Class C Common Shares will be entitled to the surplus assets of Liberty Global pro rata with each other class of Liberty Global Common Shares.

In the event of a liquidation, the liquidator may, with the sanction of a special resolution and any other sanction required by law, divide among our shareholders the whole or any part of the assets of Liberty Global, whether or not the assets consist of property of the same kind or not, and may, for that purpose, value any assets as he deems fair and determine how the division shall be carried out as among the holders of Liberty Global Class A Common Shares, Liberty Global Class B Common Shares and Liberty Global Class C Common Shares. The liquidator may also, with the same authority, transfer the whole or any part of the assets to trustees upon any trusts for the benefit of the shareholders as the liquidator decides. No past or present shareholder can be compelled to accept any asset which could subject him or her to a liability.

Pre-Emptive Rights

Bermuda law does not impose statutory pre-emption rights on the allotment and issue of shares of Bermuda companies. Under the Liberty Global Bye-laws, holders of Liberty Global Common Shares are not entitled to pre-emption rights with respect to any issuance of shares by Liberty Global.

Material Bermuda Tax Consequences

At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by Liberty Global.

On December 27, 2023, Bermuda enacted the Corporate Income Tax Act 2023 (the CIT Act). Entities subject to tax under the CIT Act are the Bermuda constituent entities of multi-national groups. A multi-national group is defined under the CIT Act as a group with entities in more than one jurisdiction with consolidated revenues of at least EUR750 million for at least two of the four previous fiscal years. If Bermuda constituent entities of a multi-national group are subject to tax under the CIT Act, such tax is charged at a rate of 15 per cent of the net taxable income of such constituent entities (as determined in accordance with the CIT Act, including after adjusting for any relevant foreign tax credits applicable to the Bermuda constituent entities). No tax is chargeable under the CIT Act until tax years starting on or after January 1, 2025.
While it is considered likely that Liberty Global will be in scope of the CIT, we do not believe that Liberty Global will have material tax liabilities under the CIT Act. In particular, since Liberty Global is a holding company, we anticipate that its main income will consist of dividends received from its subsidiary, and such dividends are excluded from the calculation of taxable income under the CIT Act.

There is no comprehensive treaty regarding double taxation between Bermuda and the United States and the U.K..

This discussion is for general information only. In addition, US Holders should consult their own tax advisors regarding the U.S. tax consequences of the purchase, ownership and disposition of Liberty Global Common Shares.

Stock Exchange Listings

The Liberty Global Class A Common Shares, the Liberty Global Class B Common Shares and the Liberty Global Class C Common Shares trade on Nasdaq under the symbols “LBTYA,” “LBTYB” and “LBTYK,” respectively.

Share Transfer Agent and Registrar

A register of holders of the Liberty Global Common Shares is maintained by Conyers Corporate Services (Bermuda) Limited in Bermuda, and a branch register is maintained in the United States by Computershare Trust Company, N.A., which serves as branch registrar and transfer agent.
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